Exhibit 99.2

Event Name: Q4 2014 AECOM Technology Corp Earnings Call

Event Date: 2014-11-11T17:00:00 UTC

P: Operator;

C: Paul Cyril;AECOM Technology Corporation;SVP of IR

C: Mike Burke;AECOM Technology Corporation;CEO

C: Steve Kadenacy;AECOM Technology Corporation;President & CFO

P: Andrew Kaplowitz;Barclays Capital;Analyst

P: Steven Fisher;UBS;Analyst

P: Tahira Afzal;KeyBanc Capital Markets;Analyst

P: Justin Haucke;Robert W. Baird & Co.;Analyst

P: Sameer Rathod;Macquarie Securities;Analyst

P: Chase Jacobson;William Blair & Company;Analyst

+++ presentation

Operator^ Good morning and welcome to the AECOM fourth-quarter 2014 earnings conference call. I would like to inform all participants this call is being recorded at the request of AECOM.

This broadcast is the copyrighted property of AECOM. Any rebroadcast of this information in whole or in part without the prior written permission of AECOM is prohibited. As a reminder, AECOM is also simulcasting this presentation with slides at the investors section at www.AECOM.com.

(Operator Instructions)

I would like to turn the call over to Paul Cyril, Senior Vice President Investor Relations.

Paul Cyril^ Thank you, operator. Before reviewing our FY14 fourth-quarter and full-year results, I would like to point to our Safe Harbor statement on page 2. I would like to remind everyone that today’s discussion contains forward-looking statements based on the environment as we see it today and, as such, does include risks and uncertainties.

Our actual results might differ significantly from those projected in these forward-looking statements. Please refer to our press release or page 2 of our earnings presentation, and to our reports filed with the SEC, for more information on the risk factors that could cause actual results to materially differ from projections.

Note that we are using certain non-GAAP financial measures as references in the presentation. The appropriate GAAP financial reconciliations are incorporated into our press release, which is posted on our website.

Please also note that all percentages refer to year-over-year progress, except where otherwise noted. In addition, our discussion of FY14 financial results will exclude the impact of acquisition- and integration-related costs, unless otherwise noted.

Please turn to slide 4. Beginning today’s presentation is Mike Burke, Chief Executive Officer. Mike?

Mike Burke^ Thank you, Paul. Welcome, everyone, to our fourth-quarter and full-year 2014 earnings call. I also want to welcome former URS stockholders to our first call as a Combined Company, and thank you for your vote of confidence that made this transaction a reality.

Joining me today is Steve Kadenacy, our President and Chief Financial Officer. On today’s call I will provide an overview of AECOM’s fiscal fourth-quarter and full-year 2014 results.

Then Steve will review our financial results in greater detail, provide FY15 financial guidance for the Combined Company, and review changes to our reporting structure. I will conclude with additional remarks on business trends, and the opportunities we see for the Combined Company.

I am pleased to report that in FY14 we finished with $25.1 billion of backlog, including $3 billion from the acquisition of Hunt Construction, which closed during the fourth quarter. Including $4.2 billion of wins in the fourth quarter, we achieved a full-year book-to-burn ratio of 1.7 times.

In our PTS segment, our organic growth rate improved, and we benefited from a continued favorable mix shift in our MSS business, which helped drive stronger operating performance. Throughout FY14, private infrastructure markets led growth, especially in our construction services and international design markets. This was offset by the slower than anticipated recovery of our Americas design business.

Please turn to slide 5. Before turning the call over to Steve, I will take a moment to talk about the structure of the Combined Company. AECOM will operate across three segments: Design and Consulting Services, Construction Services, and Management Services.

AECOM Capital will continue to support our integrated services platform and differentiate our competitive offering through directed investments in real estate and public-private partnerships. To date, we have committed $150 million to 13 projects that have driven approximately $1 billion in construction services backlog.

This new operating structure is designed to reflect the strengths of both AECOM and URS. There are very few companies in the world that can execute at the scale and technical level that AECOM is known for delivering, and our capabilities are enhanced with this new structure.

With that, I will turn the call over to Steve, who will discuss our financial results.

Steve Kadenacy^ Thanks, Mike. Please turn to slide 6. Before I begin, I would like to point out that our fourth-quarter results included an extra week of business, which favorably impacted growth rates as compared to prior periods. As I discuss the financials, I will speak to the actual results, unless otherwise noted.

For the fourth quarter, gross revenue of $2.6 billion increased 23% from the year, including approximately $150 million from the acquisition of Hunt Construction. Net service revenue of $1.3 billion grew 6% from the prior year. Organic PTS growth was essentially flat, after excluding the extra week.

Our MSS business continued to diversify, with strong backlog growth and profit improvement, due to the successful repositioning of the business. Much like the last quarter, strong organic growth trends in our international and construction services markets helped to offset the lack of growth in our Americas design business.

We are especially happy to report that following several strong quarters of wins, construction services began converting backlog to revenue, with revenue growth accelerating in the fourth quarter. For the fourth quarter, we delivered an 11.1% EBITDA margin. Our fiscal year EBITDA margin was 9.7%, which was up 32 basis points from 2013.

We are pleased with our progress, but as I mentioned earlier, our Americas design business weighed on our performance. Our focus on free cash flow continued to deliver results.

Once again, we achieved our target of driving free cash flow in excess of net income for the quarter and the year. This marks our third consecutive year of exceeding our target. And we delivered EPS of $2.53, which was within the range of guidance that we provided.

Please turn to slide 7. As Mike already noted, our backlog at the end of FY14 was $25.1 billion. Growth was driven by our private sector construction services business, and we benefited from the continuation of strong international design demand.

Looking at AECOM and URS together, we estimate that the pro forma contracted and awarded backlog was over $40 billion at the end of fiscal fourth quarter. We intend to provide more detail around the components of this backlog in the future, as we harmonize our processes and definitions in the integration process.

Please turn to slide 8. Moving to PTS, our fiscal fourth-quarter gross revenue was $2.4 billion, and net service revenue was $1.2 billion. Constant currency organic PTS net service revenue increased 7.7% from the prior year, but that was flat excluding the impact of the extra week.

For the full year, our operating margin in PTS was 9.1% which compares to 9.7% last year. We delivered 52% backlog growth for the year.

Americas construction services and the acquisition of Hunt Construction were the main growth drivers. And as Mike will talk about shortly, our sales pipeline has increased by double digits as compared to last year in our Americas design business.

Please turn to slide 9. Moving to MSS, our quarterly and full-year revenue and operating income reflect the shift away from overseas contingency work for the US Department of Defense to a more diverse business mix. Despite an 18% decline in revenue in FY14, MSS operating income grew 21% from the prior year, resulting in a 600 basis point improvement in our operating margin. Delivering improved profitability in

MSS was a priority we shared at the beginning of the fiscal year, and we are proud of this accomplishment.

We achieved 51% growth in MSS backlog this year, which resulted in the year-end backlog of $2 billion, despite the removal of our Libya contract from awarded backlog, due to the continued political instability. As highlighted by our strong margin performance in FY14, the profit we expect to recognize on this backlog is higher than our historical overseas contingency operations work.

Please turn to slide 10. Turning to the balance sheet and capital allocation, we generated $298 million of free cash flow in 2014. This continues our strong track record of cash flow.

Our near-term priority is to deploy cash to pay down debt. As we have communicated, the forecasted free cash flow of the combined organization is quite strong, and we expect to pay our debt down to around 2 times debt-to-EBITDA by the end of 2017.

Please turn to slide 11. Now let’s turn to our guidance for the Combined Company. This guidance excludes acquisition and integration costs, as well as the amortization of intangible assets.

We expect our FY15 adjusted EPS to be in the range of $2.75 to $3.35. Our guidance assumes a tax rate of 32%, depreciation expense of approximately $210 million, interest expense of approximately $225 million, and a diluted share count of $155 million.

Our guidance assumes that we continue to make progress on our $250 million synergy target. We anticipate realizing synergies of approximately $110 million during the fiscal year, and target ending FY15 at a cost synergy run rate of approximately $180 million. Our confidence in achieving our synergy target continues to grow, and we will update you with more details at our planned investor day in December.

Now I will take a moment to comment on the expected contribution of URS’s highly successful chemical demilitarization contract for the US Department of Defense. Through the first nine months of calendar 2014, URS generated revenue and operating income from the chemical demilitarization programs of $272 million and $93 million, respectively, and was ahead of plan.

While the four baseline sites that URS was leading are now largely completed, AECOM will continue to perform key services at two other chemical demilitarization sites. Needless to say, we are happy to have this world-class capability at AECOM. We expect the contribution from these programs to operating income will be approximately $46 million for FY15.

URS generated strong cash flows during the period before the close of the transaction, cash flow that lowered the debt level we originally anticipated having to pay down in the deal. Accordingly, the effective multiple pro forma synergy savings is under 7 times EBITDA, which is where we anticipated we would close.

Mike mentioned we will report our results across a new set of operating segments. Let me spend a few minutes quantifying each.

First, our Design and Consultancy Services segment would have accounted for approximately 45% of pro forma revenue on a trailing 12-month basis, and comprises URS’s Infrastructure and Environment segment and AECOM’s Global Design business. Second, we have grouped our construction businesses into Construction Services segments.

This division would have accounted for approximately 35% of our trailing 12-month pro forma revenue. This includes our Building Construction business, which is mainly vertical, and URS’s Energy and Construction, and Oil and Gas divisions.

Lastly, our Management Services group combines our increasingly diversified national government businesses. This group would have accounted for approximately 20% of our pro forma revenue on a trailing 12-month basis.

Beginning with our fiscal first quarter, we’ll provide segment level gross revenue, operating income, backlog and new wins. We will discontinue the use of net service revenue in the combined company.

This metric is more relevant when you have a mix of construction and design in the same segment. Based on the new alignment of our businesses, gross revenue was the most relevant measure of revenue performance.

And now I would like to turn the call back over to Mike, who will provide an overview of the combined operations and a review of end market trends.

Mike Burke^ Thank you, Steve. Please turn to slide 12. In mid October, we completed the URS transaction, with strong support from our stakeholders. Through the efforts of countless people at AECOM and URS, we closed the transaction within three months of the announcement, enabling us to limit disruption in the business and move quickly to appoint new leaders to take the combined company forward.

The combination of these two great companies furthers our path toward becoming the premier integrated provider of services in the infrastructure space, and we are pleased with the efficiency of our closing process, as well as the initial stages of the integration. The optimism of our employees and clients is strong, and we’re excited by the opportunities in front of us.

One of the great benefits of this combination is the tremendous advantage it gives us in building the premier leadership team in our industry. As we fill the critical leadership roles for the combined organization, we are choosing the best leaders from both companies, creating a team that is stronger and more committed than ever before. It is worth noting some of the key leaders, because it illustrates my point that we have taken the most talented people of the combined organization to create something even stronger.

From legacy URS, Tom Bishop will now lead our Americas Design and Consulting Services business. George Nash will oversee our Energy, Infrastructure and Industrial Construction group.

And Randy Wotring will serve as Group President of our Management Services business. I’m excited about the addition of these leaders to the AECOM organization.

And from legacy AECOM, Fred Werner will run our Global Design and Consultancy business, Dan McQuade will run our Vertical Construction business, and Mike Donnelly will run our End Markets program. These are just a few of the most senior examples, but this process is cascading through every level of the Company.

Please turn to slide 13. Our opportunities are truly exciting, but let me pause for a moment, and take you through our markets and the trends we have seen develop over the last quarter. I will begin with our design business.

In FY14, our Americas business experienced weakness due to continued slow end-market growth, largely due to the lack of committed long-term public funding. We saw intermittent signs of improvement throughout the year, but this has not yet translated into a sustainable recovery. Looking forward, our sales pipeline in the Americas remains healthy, and our new leadership is working diligently to leverage the capabilities of URS and the AECOM across our combined footprint.

I mention public funding, because it remains a bottleneck to improved performance for our business. But we are encouraged by a number of ballot measures dedicated to infrastructure investment that were passed by voters last week.

For example, a $7.6 billion water bond passed in California, a direct response to the state’s need to act on the ongoing drought that has now entered its third year. Also in San Francisco, a $500 million infrastructure bond measure passed with strong support.

We’re also seeing an increase in freight opportunities, as growing intermodal traffic and crude volumes being transported by rail are driving facility capacity expansions and improvements. In the port industry, the Panama Canal expansion is nearly complete, and a number of East Coast ports are pursuing projects to be able to handle the larger shipments. As the leading provider of services to both rail and port operators in the country, we see a significant opportunity for AECOM to benefit.

Moving on to EMEA, we continue to capitalize on strong end-market trends, and finished the fiscal year with double-digit revenue growth across Europe, the Middle East and Africa. Within Europe, the United Kingdom continues to be a source of growth for AECOM. Our work on large rail, highways, and social infrastructure projects, carried our growth in FY14 and provides us with a good visibility into FY15.

The UK has ambitious high-speed rail plans, and we are currently supporting the West Midlands to Manchester line, as well as engineering for a line to Scotland. We are also pursuing several major infrastructure programs in direct partnerships with contractors, to leverage our vision for integrated delivery.

In the Middle East, our business continues to benefit from a growing resume of marquee infrastructure projects across the region. Our backlog remained near all-time highs at the end of FY14.

We are positioning ourselves to be a central player in the build out of infrastructure for decades, with key roles for the World Cup in Qatar, and the design and development of entirely new cities in countries including Saudi Arabia. The Middle East is transforming, and AECOM is helping to facilitate the growth in this region.

Looking at Africa, which grew over 20% for the full year, we saw continued growth in our private sector work in the energy and industrial markets. We are positioned to participate from the outset in the potential multi-decade investment required to monetize natural gas resources off the East Coast of Africa. In addition to the energy processing facilities that are being developed, large improvements in infrastructure to facilitate world-class energy export capabilities will be required, and we are pursuing these opportunities.

Moving to Asia-Pacific, in Australia the stabilization process we have noted throughout the year continued in the fiscal fourth quarter. Our wins reached the highest level in nearly two years. This has helped support our backlog, which was down only 2% on a constant currency basis from the prior year.

In Asia, we delivered 9% revenue growth for the year and 10% growth in the fiscal fourth quarter. Backlog increased 9% in the fourth quarter and we expect another solid year in FY15. The market in Asia remains one of AECOM’s largest international growth opportunities, due to the continued focus on building world-class infrastructure that AECOM is best suited to deliver.

Moving on to Construction Services, which had a strong year for new project awards and backlog, we closed on the acquisition of Hunt Construction during the fiscal fourth quarter, and as a result AECOM is now the premier builder of arenas and stadia in North America, which complements our industry-leading design presence in this market. We also continued to win work on large vertical construction projects in metropolitan areas, where non-residential and mixed-use construction activity is outpacing overall infrastructure spending.

Our construction services business in EMEA, which is concentrated in Eastern Europe and Middle East markets, delivered 100% revenue growth and 50% backlog growth in FY14. We have been successful in winning work on iconic projects over the past two years, such as the Crescent development in Baku and the Midfield Terminal in Abu Dhabi. The outlook for FY15 reflects the major opportunities we are pursuing in the region, and the continued progress on our existing portfolio of projects.

Finally, in MSS, we continued to successfully diversify our mix of business and expand into higher-margin markets for our national government clients, including an increase in intelligence work in the US. Excluding the expected decline in overseas contingency operations exposure, we expect to deliver revenue growth in FY15, and are poised to turn the corner on absolute growth by FY16.

Please turn to slide 14. Now let me turn to the opportunities ahead for the combined companies. I know you have often heard me say that our vision is to become the leading provider of integrated services to our clients. But with URS, we can confidently say that we have attained the capabilities and scale to move us significantly closer to this vision.

We now possess the critical process engineering and construction capabilities in power and oil and gas to deliver fully integrated project execution to our clients. Through the combination, we have also broadened our exposure in capabilities within industrial markets, with URS’s strength in manufacturing already opening up opportunities to participate more broadly.

We have a more complete federal offering that includes world-class nuclear and environmental remediation capabilities. And we have rounded out our already industry-leading capabilities in light rail, ports, airports, highways and bridges, facilities, and water and environmental markets, through the combination.

These strengths of the combined company are already being deployed for our industry-leading global platform. We are seeing tangible evidence that the capabilities and the scale we now possess are allowing us to serve clients and compete in new ways. We have clients from each respective company, and many that we share, asking us to reframe agreements to leverage our combined breadth.

The revenue synergy opportunity is growing and exciting. To date, we have identified and our jointly pursuing more than $3 billion of projects in our industrial vertical alone that are a direct result of the combined company’s capability set and footprint.

Even more impressive than the dollar volume is the immediate action by our nearly 100,000 employees to share resources and jointly identify where our new capabilities can create opportunities for growth. We believe this will prove to be a key differentiator versus our peers, and the early examples of joint project pursuits clearly demonstrates the potential size of this opportunity.

With that, I would like to now open the line for questions.

+++ q-and-a

Operator^ (Operator Instructions)

Andrew Kaplowitz, Barclays.

Andrew Kaplowitz^ Mike or Steve, can you talk about your adjusted 2015 EPS guidance a little more? At least at the lower end of the range, it seems a little low versus what some might have thought during the summer. So, can you talk about the puts and takes of the URS deal as you closed it? Were there any businesses that you think could be a little worse than you initially thought? And then are there any businesses at AECOM where the outlook has deteriorated a bit from where you were over the summer — maybe that’s the Americas design business but I’ll let you answer the question. Thanks, guys.

Mike Burke^ Steve will address the puts and takes. Then we can come back and give you a better sense of some of the upside and downsides of the midpoint of the range to frame it out. So, why don’t I start with Steve will take you through the puts and takes.

Steve Kadenacy^ Sure. At the midpoint, take $3.05, it’s about 15% accretive on a cash basis on the adjusted EPS line, which is lower than the 25% that we had mentioned when we announced the deal, which we know. And there’s a few reasons for that. I think that the biggest is we pulled forward some of the chem demil work, or URS did, into its first three quarters of the year, which comes at the detriment to FY15 even though it’s really a high-performing contract. And then further weakness in their IE business, as well. So, there is a degradation to what we expected URS to produce in FY15.

And then the other piece is we closed the deal two weeks into the fiscal year so there’s two weeks less of an impact. That will bridge you back to something close to 25% cash accretive. I will turn it back to Mike to talk about what could take us lower than that midpoint.

Mike Burke^ Just trying to frame out the wide range that we have, starting with the mid point at $3.05 Steve mentioned, from an upside perspective, as you’ve seen in the past there are significant award fees in our business, and depending on the timing of those award fees if we pull those award fees into 2015, we have upside to the plan. You heard me mention the E&C pipeline of opportunities. It’s the biggest pipeline of opportunities that we’ve seen in quite a few years. So, to the extent that pipeline of opportunities comes to fruition, as we expect, there’s upside to that.

And, of course, the timing of the synergies. As Steve mentioned, we’re moving very quickly against our synergy targets. We’re very confident that we are going to achieve the numbers that we’ve projected. But to the extent we can move even faster towards that target and pull more of that into 2015 we have some upside there.

From a downside perspective, you’ve got the EC awards. The flip side of the EC pipeline is it’s lumpy. They’re big projects if we win them but we win them later in the year, they push into 2016. So, that has some downside also.

Another point as the recovery of the Americas design business. As you know, the Americas design business, both at AECOM and URS, has had a challenging past couple years. We’ve seen some signs of recovery there.

Both the URS and AECOM legacy businesses had a recovery in wins in Q4 and so that portends well for the future. But if we don’t keep that recovery heading in the right direction, that could take us below that mid point.

Oil prices are something that we think about. Obviously our oil and gas business here in the Americas can be impacted by the price of oil. Not as much focused on the spot price of the oil, but looking more at the curve, and the curve still puts prices well above the cost of production.

So that gives us a good outlook but there’s a skittish environment right now in oil prices. An important fact of our oil business is that half of our business is driven by regulatory issues. And as we all know, and as we all expect, to be more regulatory changes in this environment, that helps us with half the business, but the other half of the business is based on production. And CapEx as we know decreases in lower price markets. So, that’s something we think about.

And then, of course, the timing of the synergies, the flip side of what I just talked about, is that if we don’t get the synergies as quickly in 2015 there could be downsides. So that’s some of the big picture issues that would take us to the upside and take us to the downside of that mid point. But all in all, we feel pretty good about the range that we’ve set forth.

Andrew Kaplowitz^ That’s very helpful. How much of the $110 million in synergies do you think is really low-hanging fruit? I know you mentioned $180 million run rate by the end of the year. I assume that’s because the real estate savings really start to ramp up at the end. But I’d be curious to, of that $110 million what do you feel really good about in the short term versus develops over time?

Steve Kadenacy^ Andy, this is Steve. The $110 million, I don’t know if we would classify it as low-hanging fruit, but what we have around $110 million is a lot of certainty in terms of what we need to do to achieve it. There is a real estate piece of that. Our feeling is there’s probably upside to the real estate piece that really depends on how fast we can execute on the project because you’re talking about moving people from one office to another, closing down an office, sometimes doing tenant improvements.

But in terms of the synergies around people, where they are within departments, where they are within the operations, we feel very confident in those. And as we mentioned in the script, we’re more confident than we were when we announced the deal on the overall number. And we plan to give you even more confidence in that in the investor day with more detail.

Andrew Kaplowitz^ Got it. Steve, just one more thing. Is it possible to give us a little more color? You’ve given us the segments and the pro forma revenue, but is it possible to give us more color around what we should think about growth of the individual segments within — you’ve given us EPS guidance but you haven’t given us much else in terms of how to look at growth of the individual segments and how to look at margins within the individual segments. Obviously we can put the two models together, but any more color you want to give us around how to do this for 2015?

Steve Kadenacy^ For 2015, we’re not ready to start breaking it down further. We are still getting — we’ve had the combination for a few weeks now, we’re still getting our arms around certain pieces of this. But I think that the overall comment that Mike made in his prepared comments holds true. Our vertical construction business is growing quite fast. Our design business internationally is showing quite strong. MSS is diversifying quite well and the backlog is up significantly. A lot of those truths hold over onto the new business on a combined basis, as well.

Andrew Kaplowitz^ Okay. That’s fine. But design and consultancy would still be more Americas-based, given the two together, right? So, I might think of that as a little bit slower growing overall versus the other construction services?

Mike Burke^ Yes. Andy, I think that’s fair. The Americas design business has not been growing for either the URS or the AECOM legacy businesses. And that’s the most challenged part of our entire business globally, without question.

Andrew Kaplowitz^ Thanks, guys.

Operator^ Steven Fisher, UBS.

Steven Fisher^ I’m wondering if you guys could help us understand the free cash flow a little bit better. Do you have maybe a forecast you could give us for 2015? Or, if not, maybe just help us with some of the pieces underlying that.

Steve Kadenacy^ We did not give a specific forecast for 2015. In the past we’ve always said we would exceed net income over the past three years. Obviously that metric is not all that relevant given the significant costs that we have on acquisition- and integration-related expenses. So that’s a significant moving piece.

Our expectation, as I said, our cash flow will continue to be very robust at the operational level. And that will be more than enough to keep us within our forecasted takedown of debt over the next few years to get down to close to 2 by FY17.

Steven Fisher^ Can you just tell us how much CapEx is going to be in 2015?

Steve Kadenacy^ The CapEx is still a fairly moving target, Steve, largely because we’re still working through the integration plan for our real estate portfolio, which could move that number significantly.

Steven Fisher^ Okay. Do you anticipate that it would still be less than your depreciation

Steve Kadenacy^ Yes.

Steven Fisher^ Okay. And can you give us a sense of what the cash integration costs are of that $290 million?

Steve Kadenacy^ The $290 million, we’re still not ready to break it out into cash and P&L yet. But again, in the investor day, we plan to spend a little bit more time on that, Steve. So, again, I think from a cash perspective the cash is going to be healthy. We’re going to stay on our track to reduce our overall debt, reduce our debt EBITDA, even with the lower EBITDA compared to when we announced. So, we’re feeling fairly confident on it.

Steven Fisher^ Okay. Shifting over to margins in the quarter, they were down year over year in PTS. Just curious, how much impact maybe Hunt had on the margins there? And ex-Hunt would you still have been down year over year? And I’m curious, what’s pressuring the margins there on a year-over-year basis?

Steve Kadenacy^ By far the most significant impact on our margins is the lower than expected revenue in our Americas design business. Hunt’s had a very minimal impact on that particularly when you look at it from an NSR standpoint.

Steven Fisher^ Okay. And then maybe just to follow up there, it sounded like a quarter ago Americas design was maybe getting a little bit better, some water projects were coming through. What is it that stunted the trajectory there?

Mike Burke^ The rate of the decline lessened in Q3 and then it did not continue to improve in Q4. So we were down a few percentage points in Q4 on an organic basis. But we did see the wins pick up in. As I think you heard us say earlier, the wins ticked up very nicely in Q4 but the actual revenue production was still down by a few percentage points.

It’s a challenging market overall. It’s not something that is particular to AECOM. We saw it in URS, we saw it in AECOM, we see it in our competitors. It’s a tough market. The civil infrastructure market in the United States is difficult.

Certainly our private sector construction market is booming. But we are seeing an uptick in the pipeline the Americas design business. In the quarter we were 20% in our pipeline of opportunities. So the pipeline’s up, the wins are up, the backlog’s up, and we’ve just got to get it converted to revenue-producing projects a little quicker.

Steven Fisher^ And the wins there, are those contracted wins or awarded wins?

Mike Burke^ Everything comes in to awarded first and then moves into contracted. So it’s a combination.

Steven Fisher^ Okay. Thanks very much.

Operator^ Tahira Afzal, KeyBanc.

Tahira Afzal^ Hi, folks. Congratulations on an on-track integration. First question is really regarding your amortization. And thank you for breaking that down versus the expenses on the slides. As we look from 2015 to 2016, would it be possible to get an idea of directionally how much that ticked down by, to the extent you can comment?

Steve Kadenacy^ We would expect it to tick down over time but we’re not prepared to give amortization guidance for 2016 just yet, Tahira.

Tahira Afzal^ Got it. Okay. Thought I’d try my luck. Second question is just another follow-up on the free cash flow side. In your M&A documents, you filed with the SEC you put a projection out there for what you expected from URS. Does the degradation, the slide degradation, and the outlook really impact that number directionally? And in terms of your integration costs that you’ve disclosed today, are they still in line with what you thought a couple of months back?

Steve Kadenacy^ If I understand the question it’s on cash flow relative to the degradation in our EBITDA. We did pull in cash flow into our fiscal year from URS’s calendar year. They outperformed significantly before we closed the deal. And that, of course, helped the overall multiple that we paid for the company. Some of that obviously would come from an acceleration of what was their fiscal year, but on as a whole we still anticipate the combined company exceeding the cash flow forecast that we had originally put together.

Tahira Afzal^ Great. Okay. Thank you.

Operator^ Justin Haucke, Robert W. Baird.

Justin Haucke^ You’ve alluded to a couple of times that URS’s cash flow was better than expected and pulled forward. Can you give us a pro forma balance sheet, either for the combined entity at close, or at a minimum can we get URS’s balance sheet as of the end of the third quarter?

Steve Kadenacy^ I don’t know if I want to give a pro forma balance sheet but let me give you just some high-level numbers. We closed at right around the debt to EBITDA number that we had anticipated, which was right around 4.4. And the debt at the close was $5.3 billion-ish.

Justin Haucke^ $5.3 billion? And did you care to comment on URS’s cash flow in the third quarter?

Steve Kadenacy^ Their cash flow in the third quarter, their third quarter was quite good. I don’t know if you wanted an exact number. Obviously they had three closes during the month of October, so it depends on what period of time. But they pulled forward relative to our original — their calendar year forecast and our fiscal year forecast — about $270 million.

Justin Haucke^ Okay. Great. Thank you. And then on the backlog, being up so significantly, I assume some of that is from the construction management business. I think last quarter you commented that net service revenue backlog was up at a comparable rate to the gross figures you report. Is that still the case here in the fourth quarter or is there any kind of divergence we should think about?

Steve Kadenacy^ On a year-over-year basis, net service revenue was up 18%, which is not as robust because of the construction wins as gross revenue but still quite healthy.

Justin Haucke^ Okay. Great. Thank you very much.

Operator^ Sameer Rathod, Macquarie.

Sameer Rathod^ Good afternoon. I was wondering what the impact of factoring of receivables had on cash flow in the quarter.

Steve Kadenacy^ The net impact, Sameer, was negative actually. We factored about $77 million, and unwind was around $80-$85 million.

Sameer Rathod^ Okay. And then could you quickly comment on the drill rig moving business and oil sands-exposed part of your businesses, given the pullback in crude?

Steve Kadenacy^ Sameer, were you asking about the rig hauling business?

Sameer Rathod^ Yes, the rig hauling business. If you look at Baker Hughes, a number of rigs are coming off. I was just wondering if you guys have started to see any impact.

Steve Kadenacy^ The impact on what, Sameer? The rig hauling business that was sold — is that what you’re asking? It didn’t contribute at the EBITDA line so there was no impact on the bottom line.

Sameer Rathod^ Okay. And you mentioned several times that there was a pull forward in chem demil of the legacy URS business. Does this imply there should be a sharper fall off in 2016, just given the prior guidance URS had given?

Steve Kadenacy^ Absolutely. They will be back down to just the normal run rate on existing projects. There’s a fall off from what we mentioned in the prepared remarks at about $90 million or so of income, and next year it will be $46 million. 2016 will be even less, probably closer to $10 million.

Sameer Rathod^ Okay. And then my last question, on Hunt— any way you can comment on what new orders for Hunt in the quarter were?

Steve Kadenacy^ New orders for Hunt in the quarter — I don’t know if I have it broken down at that level. They brought $3 billion of backlog to the business, about $2 billion of that was awarded backlog and $1 billion was in contracted.

Sameer Rathod^ Okay. Thank you.

Operator^ (Operator Instructions)

Chase Jacobson, William Blair.

Chase Jacobson^ Good afternoon. On the core AECOM business you guys have had some — it’s been slow but steady margin improvement on the EBITDA line over the last couple years, 20, 30 basis points a year. But still tracking below the 12% target that you had talked about in the past. So, wondering if you could give any color on to what’s been different there versus when you gave that 12% target, and how you incorporate that into when you look at savings in the URS business.

Steve Kadenacy^ The reason we haven’t made more progress on that 12% EBITDA to NSR target is largely the slowness in our Americas design business. Our outlook for going forward, obviously we will be giving guidance in the future against gross revenue since we’re not going to be stating net service revenue anymore in the new segments, that would translate to roughly 6% to 8% EBITDA to gross revenue margins.

And we think that is highly achievable given the synergies that we see, and with the expected improvement in our Americas design business, and with the general efficiencies that we see in our business that we’ve taken out as AECOM standalone prior to the combination, particularly on real estate and procurement, which will apply to the new organization. So, really, the reason we haven’t made better progress on that is the slowness in the Americas business, which we anticipate won’t last forever and we’ll make progress faster on that target.

Chase Jacobson^ Okay. Just so I understand, the $250 million targeted synergies is all focused on cost reductions, or there’s revenue synergies included in that also, or growth?

Steve Kadenacy^ Those are all cost reductions.

Chase Jacobson^ Okay. That’s helpful. The other question I have is just more detailed. Can you help reconcile the adjusted tax rate to what the GAAP tax rate would be in 2015?

Steve Kadenacy^ Reconcile the adjusted tax rate to the GAAP rate. FY15 all-in rate is about 26%. The biggest reason that it’s lower is because of some of the costs of integration we’re going to get deducted at a higher tax rate because they’re all domestic. Perhaps, we can take you off-line and help you with the modeling of that if you would like.

Chase Jacobson^ Okay. That would be great. Thank you.

Operator^ Justin Haucke, Robert W. Baird.

Justin Haucke^ Just a quick follow-up. Post all your financing, is there anything that’s changed in your assumed interest rate? I think previously you were highlighting an all-in of 4.3%. It looks like it maybe a little bit higher. Is that correct?

Steve Kadenacy^ No. We actually came in slightly lower so the execution on the overall financing, there are moving pieces within there but we did slightly better.

Justin Haucke^ Okay. Thank you very much.

Operator^ Thank you. We have no further questions at this time. I will now turn the call back over to Mike Burke.

Mike Burke^ Thank you, operator. Thank you, everyone, for participating today. I want to remind everybody that we will be in New York on December 16 for our Investor Day. And, as Steve mentioned a couple times, we look forward to spending more time giving you much more detail on our plans and our synergies and even more detail than we have today.

We’re only three weeks into this acquisition but by December we’ll have even more information for you, and a little more certainty around the future and the detail. So we really look forward to spending more time with you on that on December 16. For those of you that can’t be available on that date, we’ll look forward to talking to you on our next quarterly earnings call. So thank you and have a great day.

Operator^ Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.